                                                                                         Exhibit 12
                                                                                         ----------


                            TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        (Dollars in millions)



                                                                                         For Six Months
                                                                                          Ended June 30
                                                                                         ----------------
                                              1996     1997     1998     1999     2000     2000     2001
                                              ----     ----     ----     ----     ----     ----     ----
Earnings:
  Income from continuing operations
    before income taxes plus fixed
    charges and amortization of
    capitalized interest less
    interest capitalized..................  $  190   $  973   $  815   $2,205   $4,702   $ 2,696   $ 120
                                            ======   ======   ======   ======   ======   =======   =====

Fixed charges:
  Total interest on loans (expensed
    and capitalized) .....................     108      115       86       84       98       51       40
  Interest attributable to rental
    and lease expense.....................      44       44       41       30       32       15       17
                                               ---      ---      ---      ---      ---      ---      ---
Fixed charges.............................  $  152   $  159   $  127   $  114   $  130   $   66    $  57
                                            ======   ======   ======   ======   ======   ======    =====

Ratio of earnings to fixed charges........     1.2      6.1      6.4     19.3     36.2     40.8      2.1